Exhibit 5.1

Baker & McKenzie LLP

452 Fifth Avenue
New York, NY 10018
United States

Tel: +1 212 626 4100
Fax: +1 212 310 1600
www.bakermckenzie.com

January 10, 2022

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Ladies and Gentlemen:

We have acted as special counsel for Celsion Corporation, a Delaware corporation (the “Company”), in connection with the sale of 50,000 shares (the “Shares”) of Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”), $0.01 par value per share and the shares of Common Stock, $0.01 par value per share, issuable upon the conversion of the Series A Preferred Stock s (the “Common Stock”) pursuant to that certain Securities Purchase Agreement, dated as of January 10, 2022, by and among the Company and the investors named therein (the “Securities Purchase Agreement”). The offer and sale of the Shares are registered pursuant to the Company’s Registration Statement on Form S-3 (Registration Number 333-254515), as amended through the date hereof (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on March 30, 2021.

We have reviewed the Securities Purchase Agreement and the Registration Statement and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

For purposes of this opinion, we have assumed that (a) the Company will effect, in accordance with the Delaware General Corporation Law, an amendment to its Certificate of Incorporation, as amended, prior to the time any Shares are converted into Common Stock to increase the number of authorized but unissued shares of Common Stock to a number which is sufficient to accommodate the conversion of all of the Shares into shares of Common Stock and (b) the Company, in accordance with the Delaware General Corporation Law, reserves a sufficient number of authorized but unissued shares of Common Stock for purposes of effectuating the conversion of all of the Shares into shares of Common Stock in accordance with the Certificates of Designation.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when such Shares are issued against payment thereof in accordance with the Securities Purchase Agreement, the Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock when so issued will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP

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